Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:

Bryce Chicoyne

Chief Financial Officer

bchicoyne@harvardbioscience.com

Harvard Bioscience, Inc.

84 October Hill Road

Holliston, MA 01746

Tel: 508 893 8999

Harvard Bioscience Acquires Panlab s.l. Establishing a Spanish Subsidiary and Expanding Access in

the Neuroscience Research Market

Holliston, MA, October 11, 2007 /—Harvard Bioscience, Inc. (Nasdaq: HBIO), today announced it had completed the purchase of Panlab s.l. of Barcelona Spain for approximately $5.0 million in cash. Panlab distributes, manufactures and develops products and software for life science researchers primarily in the neuroscience research market.

“With the acquisition of Panlab, we are able to expand our distribution channels by establishing a subsidiary in Spain. In addition, the acquisition provides us access into a segment of the neuroscience research market which we estimate to be between $35 million and $70 million,” commented Chane Graziano CEO of Harvard Bioscience.

Mr. Graziano continued, “The acquisition also strengthens our Harvard Apparatus franchise for specialty products within the life science research market. We expect annualized revenues of this acquisition to be between $8 and $10 million at current exchange rates and the full year impact for 2008 on our non-GAAP adjusted earnings per diluted share to be between $0.03 and $0.041. We also expect the acquisition will be accretive to our non-GAAP earnings per diluted share for the fourth quarter of 2007.”

About Harvard Bioscience

Harvard Bioscience is a global developer, manufacturer, and marketer of a broad range of specialized products, primarily scientific instruments and apparatus, used to advance life science research at pharmaceutical and biotechnology companies, universities and government laboratories worldwide. HBIO sells its products to thousands of researchers in over 100 countries, through its 1,100 page catalog (and various other specialty catalogs), its website and through its distributors, including GE Healthcare, Thermo Fisher Scientific and VWR. HBIO has sales and manufacturing operations in the United States, the United Kingdom, Germany, and Austria with additional facilities in France and Canada. For more information, please visit www.harvardbioscience.com.

This press release contains forward-looking statements within the meaning of the federal securities laws. You can identify these statements by our use of the words “guidance,” “expects,” “plans,” “estimates,” “projects,” “intends,” “believes” and similar expressions that do not relate to historical matters. Forward-looking statements in this press release are not limited to statements or inferences about the Company’s or management’s beliefs or expectations, the Company’s anticipated future revenues and earnings, the impact of the acquisition of Panlab s.l., the outlook for the life sciences industry, and the Company’s plans, objectives and intentions that are not historical facts.

These statements involve known and unknown risks, uncertainties and other factors that may cause the Company’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that may cause the Company’s actual results to differ materially from those in the forward-looking statements include the Company’s failure to successfully integrate acquired businesses or technologies, expand its product offerings, introduce new products or commercialize new technologies, unanticipated costs relating to acquisitions, decreased demand for the Company’s products due to changes in its customers’ needs, financial position, general economic outlook, or other circumstances, overall economic trends, the timing of our customers’ capital equipment purchases and the seasonal nature of purchasing in Europe, our potential misinterpretation of trends of our capital equipment product lines due to the cyclical nature of this market, economic, political and other risks associated with international revenues and operations, additional costs of complying with recent changes in regulatory rules applicable to public companies, our ability to manage our growth, our ability to retain key personnel, competition from our competitors, technological changes resulting in our products becoming obsolete, our ability to meet the financial covenants contained in our credit facility, our ability to protect our intellectual property and operate without infringing on others’ intellectual property, potential costs of any lawsuits to protect or enforce our intellectual property, economic and political conditions generally and those affecting pharmaceutical and biotechnology industries, completion of the purchase price allocation for Panlab s.l., impact of any impairment of our goodwill or intangible assets plus factors described under the heading “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 or described in the Company’s other public filings. The Company’s results may also be affected by factors of which the Company is not currently aware. The Company may not update these forward-looking statements, even though its situation may change in the future, unless it has obligations under the federal securities laws to update and disclose material developments related to previously disclosed information.

For investor inquiries, please call (508) 893-8066. Press releases may be found on our web site, http://www.harvardbioscience.com.

[1]

We estimate that GAAP earnings per diluted share from continuing operations will be between $0.01 and $0.03. Our actual results may differ materially due to the risks, uncertainties and other factors outlined above. A reconciliation of Non-GAAP to GAAP is as follows:

Reconciliation of Guidance for Estimated Impact of Panlab s.l. Acquisition on 2008 Financial Results

(unaudited)

	Low Estimate	High Estimate
Non-GAAP adjusted earnings per common diluted share from continuing operations	$0.03	$0.04
Purchase accounting and other adjustments	(0.02)	(0.01)

GAAP diluted earnings per common share from continuing operations	$0.01	$0.03